Exhibit 5.1

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue NW

Washington, DC 20004-2541

August 8, 2024

BGC Group, Inc.

499 Park Avenue

New York, New York 10022

Re:	BGC Group, Inc.’s Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to BGC Group, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offer by the Company to exchange (the “Exchange Offer”) up to $500,000,000 aggregate principal amount of the Company’s 6.600% Senior Notes due 2029 (the “Old Notes”) for a like principal amount of the Company’s 6.600% Senior Notes due 2029 (the “Exchange Notes”) which will be registered under the Securities Act.

The Old Notes have been, and the Exchange Notes will be, issued pursuant to a base indenture, dated as of June 10, 2024, as supplemented by the First Supplemental Indenture, dated as of June 10, 2024 (collectively, the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, (ii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iii) the Registration Statement and the prospectus included therein (the “Prospectus”), (iv) the Indenture and (v) such other documents and records as we have deemed necessary.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies (whether in PDF, another electronic format, or otherwise) and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to the opinions expressed below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of the opinions expressed below.

We have also assumed for purposes of the opinions expressed below that the Indenture has been duly authorized, executed and delivered by the Trustee; that the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and that the Indenture constitutes a legal, valid and binding obligation of the Trustee.

Based upon the foregoing, we are of the opinion that, when the Exchange Notes have been duly executed, authenticated, issued and delivered against receipt of the Old Notes in accordance with the provisions of the Indenture and the Exchange Offer as described in the Prospectus, the Exchange Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing and standards of materiality.

We render the foregoing opinions as members of the bar of the State of New York and express no opinion as to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the use of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP